Exhibit (h)(5)

MASTER TRANSFER AGENCY AND SERVICE AGREEMENT

This Master Transfer Agency and Service Agreement is dated and effective as of the 4th day of April, 2014, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and each investment company identified on Schedule A hereto (each such investment company and each investment company made subject to this Agreement in accordance with Section 12.1 of this Agreement, shall hereinafter be referred to as a “Trust” and collectively, the “Trusts”).

WHEREAS, each Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each Trust intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by such Trust and made subject to this Agreement in accordance with Section 12.2 of this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”);

WHEREAS, each Trust on behalf of the Funds of such Trust desires to appoint the Transfer Agent as the Funds’ transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Appointment. Subject to the terms and conditions set forth in this Agreement, each Trust on behalf of the Funds of such Trust hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Fund’s authorized and issued Shares, dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders (“Shareholders”) of each of the respective Funds of the Trusts and set out in the then current effective prospectus and Statement of Additional Information of each Trust and Fund (collectively, the “Prospectus”), including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between each Trust, on behalf of the Funds of such Trust, as applicable, and the Transfer Agent, the Transfer Agent shall:

(i)	Receive orders for the purchase of Shares from the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of a Fund as identified by the Trust (the “Custodian”);

(ii)	Pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iii)	Receive redemption requests and redemption directions from the Trust and deliver the appropriate documentation thereof to the Custodian;

(iv)	with respect to the transactions in items (i) and (iii) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Trust who shall thereby be deemed to be acting on behalf of the Trust;

(v)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Trust;

(vii)	process and transmit payments for any dividends and distributions declared by the Trust on behalf of the applicable Fund;

(viii)	record the issuance of Shares of the applicable Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and

(ix)	Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Trust in connection with Rule 38a-1 of the Investment Company Act of 1940, as amended (the “1940 Act”).

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Shareholder accounts, maintaining on behalf of the Funds such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S.

Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to dividends and distributions for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(ii)	State Transaction (“Blue Sky”) Reporting. Each Trust shall be solely responsible for its “blue sky” compliance and state registration requirements. The Transfer Agent’s responsibility for state transaction reporting is solely limited to providing a third party vendor with the total number of Shares sold in each State.

(iii)	Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and redemption of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants).

(iv)	Performance of Certain Services by the Trust or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between a Trust and the Transfer Agent. If agreed to in writing by a Trust and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Trust or its agent may perform these services on the Trust’s or a Fund’s behalf.

(v)	Call Center Services. Upon instruction by a Trust, the Transfer Agent shall provide call center services from 9:00 a.m. to 5:00 p.m., Eastern Time, each day on which the New York Stock Exchange (the “NYSE”) is open for trading (a “Business Day”). On such Business Days, the Transfer Agent shall answer and respond to inquiries from existing Shareholders, advisers and broker-dealers on behalf of such Shareholders, in accordance with the telephone scripts provided by the Trust to the Transfer Agent. Such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Trust and the Funds of such Trust, general account information, including dates of purchases, account balances and literature requests.

(vi)

E-delivery Services. Upon the request of a Trust, the Transfer Agent shall provide Shareholders of a Fund with copies of their account statements and transaction confirmations electronically rather than through the U.S. mail

(the “e-Delivery Services”). The parties agree to the services and terms as stated in the attached schedule (“Schedule 1.3(vi)” entitled “e-Delivery Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.3(vi), such Trust on behalf of such Fund agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

(vii)	Shareholder Account Electronic Access Services. Upon the request of a Trust, the Transfer Agent shall provide Shareholders of a Fund with electronic access to their account balance and transaction history information. The parties agree to the services and terms as stated in the attached schedule (“Schedule 1.3(vii)” entitled “Shareholder Account Electronic Access Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.3(vii), such Trust on behalf of such Fund agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

(viii)	Financial Intermediary Electronic Access Services. Upon the request of a Trust, the Transfer Agent shall provide certain broker-dealers, third-party record keepers or similar service providers of the Shareholders of a Fund of such Trust (individually a “Financial Intermediary” and collectively the “Financial Intermediaries”) with electronic access to the account balance and transaction history information of the Shareholders. The parties agree to the services and terms as stated in the attached schedule (“Schedule 1.3(viii)” entitled “Financial Intermediary Electronic Access Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.3(viii), such Trust on behalf of such Fund agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

1.4	Authorized Persons. Each Trust, on behalf of each Fund of such Trust, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. Each Trust, on behalf each Fund of such Trust, agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the time at which the Fund calculates its net asset value shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Fund’s Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to any Trust’s or Fund’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, such Trust or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on any Trust, a Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of each Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Fund of such Trust, the Shares of such Trust, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, each Trust agrees on behalf of each of the Funds of such Trust to pay the Transfer Agent the fees and expenses set forth in a written fee schedule. Such fees and any out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time, subject to mutual written agreement between the Trust and the Transfer Agent. The parties agree that the fees set forth in the fee schedule shall apply with respect to each Trust and Fund set forth on Schedule A hereto as of the date hereof and to any newly created Trusts and Funds added to this Agreement that have requirements consistent with services then being provided by the Transfer Agent under this

Agreement. In the event that a Trust and/or Fund is to become a party to this Agreement as a result of an acquisition or merger, then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Trust and/or Fund.

2.2	Out of Pocket Expenses. In addition to the fees paid under Section 2.1 above, each Trust agrees on behalf of each of the Funds of such Trust to reimburse the Transfer Agent for reasonable out of pocket expenses, including but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of a Trust, will be reimbursed by such Trust on behalf of the applicable Fund.

2.3	Invoices. Each Trust agrees on behalf of each of the Funds of such Trust to pay all fees and reasonable out of pocket expenses due hereunder within thirty (30) days following the receipt of the respective invoice.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to each Trust that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent. The Transfer Agent shall comply with laws and regulations applicable to its performance of the services under this Agreement.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite trust company proceedings have been taken to authorize it to enter into and perform this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF EACH TRUST ON BEHALF OF THE FUNDS

Each Trust on behalf of the Funds of such Trust represents and warrants to the Transfer Agent that:

4.1	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into, perform and receive services pursuant to this Agreement on behalf of the Funds of such Trust.

4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

4.4	The Trust is registered under the 1940 Act as an open-end management investment company.

4.5	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective. The Trust also warrants that to its knowledge all required state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.	DATA ACCESS SERVICES

5.1	Each Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Trust. Each Trust, on behalf of itself and the Funds of such Trust, agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Trust agrees for itself and its officers and trustees, on behalf of the Funds of such Trust and their agents, to:

(i)	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If a Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4	If the transactions available to a Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	WIRE TRANSFER OPERATING GUIDELINES

6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer in the Funds Transfer Addendum to the Custody Agreement between State Street and each Trust and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date, provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. Each Trust on behalf of the Funds of such Trust acknowledges that the Security Procedure it has designated on the Funds Transfer Addendum was selected by the Trust from security procedures offered. Each Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. Each Trust must notify the Transfer Agent immediately if such Trust has reason to believe unauthorized persons may have obtained access to such information or of any change in such Trust’s authorized personnel. The Transfer Agent shall verify the authenticity of all instructions received from a Trust according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (i) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith is unable to satisfy itself that the transaction has been properly authorized.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When a Fund initiates or receives Automated Clearing House (“ACH”) credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. Each Trust must report any objections to the execution of an order with respect to such Trust or Fund of such Trust within thirty (30) calendar days.

7.	STANDARD OF CARE / LIMITATION OF LIABILITY

7.1	The Transfer Agent shall at all times act in good faith and without negligence in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, willful misconduct or fraud or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2	In any event, except as otherwise agreed in writing between the parties hereto, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to any Trust and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by any Trust including, but not limited to, any liability relating to qualification of any Trust as a regulated investment company or any liability relating to such Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2015 and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis. In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.	INDEMNIFICATION

8.1	The Transfer Agent shall not be responsible for, and each Trust on behalf of itself and each Fund of such Trust shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without willful misconduct, bad faith or negligence or by reason of reckless disregard of the duties hereunder;

(ii)	the Trust’s breach of any representation, warranty or covenant of the Trust hereunder;

(iii)	the Trust’s lack of good faith, gross negligence or willful misconduct;

(iv)

reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by a Trust, and which have been prepared, maintained or performed by such Trust or any other person or firm on behalf of such Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers, or the Trust’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Trust or any Fund of such Trust with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)	the offer or sale of Shares of the Trust in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares of the Trust be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares of the Trust;

(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Trust data, data of a Fund of such Trust or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2

At any time the Transfer Agent may apply to any officer of a Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by such Trust on behalf of the applicable Fund for any action taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of such Trust or the applicable Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by such Trust on behalf of the Funds of such Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from such Trust. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of such Trust, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.3	In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which a Trust may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Trust of such assertion, and shall keep the Trust advised with respect to all material developments concerning such claim. The Trust shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Transfer Agent except with the Trust’s prior written consent which shall not be unreasonably withheld.

9.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

9.1	Delivery of Documents. Each Trust shall promptly furnish to the Transfer Agent the following:

(i)	A certificate of the Secretary of the Trust certifying the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3	Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for a Trust shall at all times remain the property of such Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 11. The Transfer Agent further agrees that all records that it maintains for a Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

10.	CONFIDENTIALITY AND PRIVACY

10.1	The Transfer Agent and each Trust, on behalf of itself and the Funds of such Trust, agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except: (i) as required by law, court process or pursuant to the lawful requirement of a governmental agency, or other regulatory authority, or if the party is advised by counsel that it may incur liability for failure to make a disclosure or (ii) at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section 10.1 shall survive the termination or expiration of this Agreement for a period of five (5) years.

10.2	The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending on the second (2nd) anniversary of the date hereof (the “Initial Term”). During the Initial Term and thereafter, the Agreement may be terminated with respect to any Trust or Fund at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of such Trust or Fund, or by the vote of the Board of Trustees (the “Board”) of such Trust, or by any party to this Agreement.

Upon termination of this Agreement with respect to any Trust or Fund, the Trust or applicable Fund shall pay the Transfer Agent its compensation due for services rendered through such date, and shall reimburse the Transfer Agent for its reasonable costs, expenses and disbursements. Upon termination of this Agreement, with respect to any Trust or Fund, and receipt of such payment and reimbursement, the Transfer Agent will deliver such Trust’s or Fund’s records, as applicable, as set forth herein. In the event of termination of this Agreement, the Transfer Agent shall reasonably assist with the transition of services hereunder to a new Transfer Agent as reasonably requested by such Trust.

Each Trust shall pay the Transfer Agent its compensation due through the end of such transition period, if any, and shall reimburse the Transfer Agent for its costs, expenses and disbursements. For the avoidance of doubt, however, no payment will be required pursuant to this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Trust or Fund and distribution of such Trust’s or Funds assets as a result of the determination by the Board in its reasonable business judgment that such Trust or Fund is no longer viable, (b) a merger of a Trust or Fund into, or the consolidation of a Trust or Fund with, another entity, or (c) the sale by a Trust or Fund of all, or substantially all, of its assets to another entity.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Fund.

12.	ADDITIONAL TRUSTS AND FUNDS

12.1	In the event that any trust in addition to those listed on Schedule A hereto desires to have the Transfer Agent render services under the terms hereof, the trust shall notify the Transfer Agent in writing. Upon written acceptance by the Transfer Agent, such trust shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof.

12.2	In the event that any Trust establishes one or more series of Shares in addition to the Funds of such Trust listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund of such Trust hereunder.

13.	ASSIGNMENT

13.1	Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and each Trust on behalf of the Funds of such Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and each Trust on behalf of the Funds of such Trust. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trusts. Other than as provided in Section 14, none of the parties shall make any commitments with third parties that are binding on the other parties without the other parties’ prior written consent.

14.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of a Trust, subcontract for the performance hereof with a transfer agent duly registered pursuant to Section 17A(c)(2) of the 1934 Act including, but not limited to: (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”) or (ii) a BFDS subsidiary or affiliate; provided, however, that the Transfer Agent shall remain liable to such Trust for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

15.	MISCELLANEOUS

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by each party.

15.2	New York Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of New York without regard to its conflict of laws provisions.

15.3	Force Majeure. In the event a party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.4	Data Protection. State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of a Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by a party or any breach or default of any of the covenants or conditions herein contained and performed by another party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9	Merger of Agreement. This Agreement and any schedules, exhibits, attachments, supplements, or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.12	The parties acknowledge that the obligations of each Trust on behalf of each of its Funds hereunder are several and not joint, that no Trust shall be liable for any amount owing by another Trust and no Fund shall be liable for any amount owing by another Fund and that such Trust has executed one instrument for convenience only.

15.13	Anti-Corruption Compliance. State Street represents and warrants that it maintains policies, procedures and controls that are reasonably designed to prevent State Street personnel from engaging in corrupt, unfair or fraudulent practices in connection with the provision of the services hereunder, including, but not limited to, State Street or its personnel accepting bribes or making offers, payments, or promise to pay to any person, including, but not limited to, an executive, official, employee or agent of (i) a governmental department, agency or instrumentality, (ii) a wholly or partially government-owned or controlled company or business, or (iii) a political party (collectively, “Government Official”), for the purpose of influencing any act, decision or failure to act by such persons or a Government Official or securing an improper advantage in order to obtain, retain or direct business. State Street’s anti-corruption compliance program is rooted in State Street’s corporate Standard of Conduct and a fundamental requirement contained therein that State Street employees must conduct themselves in a manner consistent with the highest level of legal, ethical and professional integrity. The program includes employee training and awareness and risk based procedural controls at the business unit level, pre-clearance approval of expenditures made to or for the benefit of government officials and employees through a centralized Ethics Office function, and recordkeeping controls.

15.14	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 662-9681

Facsimile: (617) 956-5648

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, MA 02110

Attn: Mary Moran Zeven, Esq.

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)	If to a Trust, to:

Carlyle Select Trust

c/o The Carlyle Group

520 Madison Avenue

38th Floor

New York, New York 10022

Attention: Orit Mizrachi

Telephone: 212 813 4508

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

	Name:	Michael F. Rogers

	Title:	Executive Vice President

EACH OF THE ENTITIES SET FORTH ON SCHEDULE A HERETO

By:	/s/ Ian J. Sandler

	Name:	Ian J. Sandler

	Title:	Chief Legal Officer

Schedule A

LIST OF TRUSTS AND FUNDS

Carlyle Select Trust

Carlyle Enhanced Commodity Real Return Fund

Carlyle Core Allocation Fund

A-1

Schedule 1.3(vi)

e-Delivery Services

1.	e-Delivery Services

1.1	As directed by a Trust and subject to the terms of this Schedule 1.3(vi), State Street agrees to provide Shareholders with electronic access to such Shareholder’s account balance and transaction history information (the “e-Delivery Services”).

1.2	State Street will provide the e-Delivery Services through a third party service provider retained by State Street (“Vendor”).

(a)	State Street’s Vendor at the inception of this Agreement shall be DST Output East LLC (“DSTO”) pursuant to a “Services Agreement” between State Street and DSTO dated as of July 14, 2004, as amended, modified or supplemented from time to time (“DSTO Agreement”). The DSTO Agreement provides for (i) data protection provisions substantially similar to the data protection provisions set forth in Section 15.4 of the Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in Sections 10.1 and 10.2 of the Agreement. In the event the DSTO Agreement shall terminate for any reason, State Street agrees to provide prompt notice to each Trust of any such termination and State Street agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by State Street and is operational, the e-Delivery Services (and any fees and expenses associated therewith) shall be suspended. If a replacement Vendor cannot be identified or retained, the e-Delivery Services and this Schedule shall terminate.

(b)	The e-Delivery Services terms and conditions of use as published from time to time on the electronic access web site, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the applicable Trust on behalf of a Fund and the Shareholders, as applicable, and acceptable to the Vendor. If, in connection with the e-Delivery Services, Shareholder access to or use of such e-Delivery Services requires Shareholder or user to “accept” various terms and conditions, State Street acknowledges that such terms and conditions are “accepted” by Shareholder or user or their designee in order to access or use the e-Delivery Services and shall not be deemed to be “accepted” by the applicable Trust.

(c)	Each Trust on behalf of each Fund of such Trust receiving e-Delivery Services represents and warrants that to its knowledge any Shareholder account, transaction and other information provided by such Trust to State Street and/or the Vendor (either directly or through State Street) (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene and (iii) will not violate any other applicable law.

(d)	In the event that (A) State Street or the Vendor believes in good faith that a Trust on behalf of a Fund or Shareholder has provided Shareholder information that (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) State Street or the Vendor shall have the right, but not the obligation, to delete or destroy information relating to such breach and State Street and the Vendor may suspend e-Delivery Services with respect to such Shareholder immediately. Upon any event which may cause State Street to suspend e-Delivery Services as described in this Section 1.2(d), if reasonably practicable, State Street will provide notice to the applicable Trust thirty (30) business days prior to such suspension; provided, however, that if such Trust takes such action as may be requested by State Street to eliminate such event, State Street shall not suspend its provision of e-Delivery Services, or, if its provision of e-Delivery Services has been suspended, shall reinstate the provision of e-Delivery Services hereunder.

1.3	State Street agrees that any Shareholder information received by State Street in connection with the e-Delivery Services is and shall remain the property of the applicable Trust and if not previously provided to such Trust, will be returned to such Trust by State Street following any termination of the e-Delivery Services by such Trust, subject to record-keeping requirements to which State Street may be subject by law. State Street shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendor by any person or entity other than State Street.

1.4	Neither State Street nor the Vendor shall be obligated to file any forms or information with any regulator, or enter into any agreement with the Shareholders or other persons, in connection with the e-Delivery Services.

1.5	For purposes of the e-Delivery Services, except as otherwise expressly stated in this Schedule, State Street makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, e-Delivery Services, reports or analysis provided hereunder or by any third party. The provisions of this Section 1.5 shall survive the termination of the Agreement.

2.	Acknowledgments

2.1 Each Trust on behalf of each Fund of such Trust receiving e-Delivery Services acknowledges and agrees that:

(a)	State Street is agreeing to provide the e-Delivery Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by the Trust; and

(b)	State Street’s provision of e-Delivery Services hereunder is dependent upon the receipt by State Street of information, products and e-Delivery Services from third parties, including without limitation, the Vendor. The provisions of this Section 2 shall survive the termination of the Agreement.

3.	Cooperation; Reliance on Information

3.1	Each Trust on behalf of each Fund of such Trust receiving e-Delivery Services acknowledges and understands that State Street’s ability to provide the e-Delivery Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between such Trust and State Street. Each Trust shall act in good faith to cooperate with State Street, to enable or assist State Street in performing any of the e-Delivery Services. State Street shall act in good faith to cooperate with each Trust in performing the e-Delivery Services.

3.2	In the course of discharging its duties hereunder and subject to Section 3.3, State Street may act in reasonable reliance on the data and information provided to it by or on behalf of a Trust or by any persons authorized by such Trust including, without limitation, any Shareholder.

3.3	Except as expressly stated otherwise in this Schedule 1.3(vi), State Street shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by a Trust, any persons authorized by such Trust including, without limitation, any Shareholder, and shall be without liability for any losses or damages suffered or incurred by any person as a result of State Street having relied upon and used such information in good faith.

3.4	The provisions of this Section 3 shall survive the termination of the Agreement.

4.	E-Delivery Services - Intellectual Property

4.1

Each Trust on behalf of each Fund of such Trust receiving e-Delivery Services acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by State Street, the Shareholders, the Vendor and any other third party service provider to comply with or provide e-Delivery Services under this Schedule 1.3(vi) are and shall remain the property of such party. No Trust shall itself, or knowingly permit any third party or device to, (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with State Street, the Vendor, any Shareholder or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use. The parties acknowledge that the terms and conditions that each Shareholder will be required to accept in order to access or use the e-Delivery Services will contain a similar undertaking by such Shareholder in respect of such Shareholder.

4.2	State Street represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendor owns or has a valid license to the E-Delivery Services; (ii) the E-Delivery Services do not infringe on any third party intellectual property rights; and (iii) that its Vendor has the right to license and has licensed the E-Delivery Services to State Street for use by the Trust hereunder.

Schedule 1.3(vii)

Shareholder Account Electronic Access Services

1.	Shareholder Access Services

1.1	As directed by a Trust and subject to the terms of this Schedule 1.3(vii), State Street agrees to provide Shareholders with electronic access to each such Shareholder’s account balance and transaction history information (the “Shareholder Access Services”).

1.2	State Street will provide the Shareholder Access Services through a third party service provider retained by State Street (“Vendor”).

(a)	State Street’s Vendor as of the date of this Amendment shall be Envision Financial Systems (“ENFS”) pursuant to that certain Software License and Service Agreement between State Street and ENFS dated as February 6, 2004, as amended, modified or supplemented from time to time (“ENFS Agreement”). The ENFS Agreement provides for (i) data protection provisions substantially similar to the data protection provisions set forth in Section 15.4 of the Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in Sections 10.1 and 10.2 of the Agreement. In the event that the ENFS Agreement shall terminate for any reason, State Street agrees to provide prompt notice to each Trust of any such termination and State Street agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by State Street and is operational, the Shareholder Access Services (and any fees and expenses associated therewith) shall be suspended. If a replacement Vendor cannot be identified or retained, the Shareholder Access Services and this Schedule shall terminate.

(b)	The Shareholder Access Services terms and conditions of use as published from time to time on the electronic access web site, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the applicable Trust on behalf of a Fund and the Shareholders, as applicable, and acceptable to the Vendor. If, in connection with the Shareholder Access Services, access to or use of such Shareholder Access Services requires the Shareholder or user to “accept” various terms and conditions, State Street acknowledges that such terms and conditions are “accepted” by Shareholder or user or their designee in order to access or use the Shareholder Access Services and shall not be deemed to be “accepted” by the applicable Trust.

(c)	Each Trust on behalf of each Fund of such Trust receiving Shareholder Access Services represents and warrants that to its knowledge any Shareholder account, transaction and other information provided by such Trust to State Street and/or the Vendor (either directly or through State Street) (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene and (iii) will not violate any other applicable law.

(d)	In the event that (A) State Street or the Vendor believes in good faith that a Trust on behalf of a Fund or Shareholder has provided Shareholder information that (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) State Street or the Vendor shall have the right, but not the obligation, to delete or destroy information relating to such breach and State Street and the Vendor may suspend Shareholder Access Services with respect to such Shareholder immediately. Upon any event which may cause State Street to suspend Shareholder Access Services as described in this Section 1.2(d), if reasonably practicable, State Street will provide notice to the applicable Trust thirty (30) business days prior to such suspension; provided, however, that if such Trust takes such action as may be requested by State Street to eliminate such event, State Street shall not suspend its provision of Shareholder Access Services, or, if its provision of Shareholder Access Services has been suspended, shall reinstate the provision of Shareholder Access Services hereunder.

1.3	State Street agrees that any Shareholder information received by State Street in connection with the Shareholder Access Services is and shall remain the property of the applicable Trust and if not previously provided to such Trust, will be returned to such Trust by State Street following any termination of the Shareholder Access Services by such Trust, subject to record-keeping requirements to which State Street may be subject by law. State Street shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendor by any person or entity other than State Street.

1.4	Neither State Street nor the Vendor shall be obligated to file any forms or information with any regulator, or enter into any agreement with the Shareholders or other persons, in connection with the Shareholder Access Services.

1.5	For purposes of the Shareholder Access Services, except as otherwise expressly stated in this Schedule, State Street makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, Shareholder Access Services, reports or analysis provided hereunder or by any third party. The provisions of Section 1.5 shall survive the termination of the Agreement.

2.	Acknowledgments

2.1 Each Trust on behalf of each Fund of such Trust receiving Shareholder Access Services acknowledges and agrees that:

a)	State Street is agreeing to provide the Shareholder Access Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by the Trust; and

b)	State Street’s provision of Shareholder Access Services hereunder is dependent upon the receipt by State Street of information, products and Shareholder Access Services from third parties, including without limitation, the Vendor.

2.2	The provisions of this Section 2 shall survive the termination of the Agreement.

3.	Cooperation; Reliance on Information

3.1	Each Trust on behalf of each Fund of such Trust receiving Shareholder Access Services acknowledges and understands that State Street’s ability to provide the Shareholder Access Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between such Trust and State Street. Each Trust shall act in good faith to cooperate with State Street, to enable or assist State Street in performing any of the Shareholder Access Services. State Street shall act in good faith to cooperate with such Trust in performing the Shareholder Access Services.

3.2	In the course of discharging its duties hereunder and subject to Section 3.3, State Street may act in reasonable reliance on the data and information provided to it by or on behalf of a Trust or by any persons authorized by a Trust including, without limitation, any Shareholder.

3.3	Except as expressly stated otherwise in this Schedule 1.3(vii), State Street shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by a Trust, any persons authorized by such Trust including, without limitation, any Shareholder, and shall be without liability for any losses or damages suffered or incurred by any person as a result of State Street having relied upon and used such information in good faith.

3.4	The provisions of this Section 3 shall survive the termination of the Agreement.

4.	Shareholder Access Services - Intellectual Property

4.1

Each Trust on behalf of each Fund of such Trust receiving Shareholder Access Services acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by State Street, the Shareholders, the Vendor and any other third party service provider to comply with or provide Shareholder Access Services under this Schedule are and shall remain the property of such party. No Trust shall itself, or knowingly permit any third party or device to (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with State Street, the Vendor, any Shareholder or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use. The parties acknowledge that the terms and conditions that each Shareholder will be required to accept in order to access or use the Shareholder Access Services will contain a similar undertaking by such Shareholder in respect of such Shareholder.

4.2	State Street represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendor owns or has a valid license to the Shareholder Access Services; (ii) the Shareholder Access Services do not infringe on any third party intellectual property rights; and (iii) that its Vendor has the right to license and has licensed the Shareholder Access Services to State Street for use by the Trust hereunder.

Schedule 1.3(viii)

Financial Intermediary Electronic Access Services

1.	Financial Intermediary Access Services

1.1	As directed by a Trust and subject to the terms of this Schedule 1.3(viii), State Street agrees to provide Financial Intermediaries with electronic access to each such Shareholder’s account balance and transaction history information (the “Intermediary Access Services”).

1.2	State Street will provide the Intermediary Access Services through a third party service provider retained by State Street (“Vendor”).

a)	State Street’s Vendor as of the date of this Amendment shall be Envision Financial Systems (“ENFS”) pursuant to that certain Software License and Service Agreement between State Street and ENFS dated as February 6, 2004, as amended, modified or supplemented from time to time (“ENFS Agreement”). The ENFS Agreement provides for (i) data protection provisions substantially similar to the data protection provisions set forth in Section 15.4 of the Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in Sections 10.1 and 10.2 of the Agreement. In the event that the ENFS Agreement shall terminate for any reason, State Street agrees to provide prompt notice to each Trust of any such termination and State Street agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by State Street and is operational, the Intermediary Access Services (and any fees and expenses associated therewith) shall be suspended. If a replacement Vendor cannot be identified or retained, the Intermediary Access Services and this Schedule shall terminate.

b)	The Intermediary Access Services terms and conditions of use as published from time to time on the electronic access web site, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the applicable Trust on behalf of a Fund and the Shareholders, as applicable, and acceptable to the Vendor. If, in connection with the Intermediary Access Services, access to or use of such Intermediary Access Services requires a Financial Intermediary or user to “accept” various terms and conditions, State Street acknowledges that such terms and conditions are “accepted” by a Financial Intermediary or user or their designee in order to access or use the Intermediary Access Services and shall not be deemed to be “accepted” by the Trust.

c)	Each Trust on behalf of each Fund of such Trust receiving Intermediary Access Services represents and warrants that to its knowledge any Shareholder account, transaction and other information provided by such Trust to State Street and/or the Vendor (either directly or through State Street) (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene and (iii) will not violate any other applicable law.

d)	In the event that (A) State Street or the Vendor believes in good faith that a Trust on behalf of a Fund or Shareholder has provided Shareholder information that (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) State Street or the Vendor shall have the right, but not the obligation, to delete or destroy information relating to such breach and State Street and the Vendor may suspend Intermediary Access Services with respect to such Financial Intermediary immediately. Upon any event which may cause State Street to suspend Intermediary Access Services as described in this Section 1.2(d), if reasonably practicable, State Street will provide notice to the applicable Trust thirty (30) business days prior to such suspension; provided, however, that if such Trust takes such action as may be requested by State Street to eliminate such event, State Street shall not suspend its provision of Intermediary Access Services, or, if its provision of Intermediary Access Services has been suspended, shall reinstate the provision of Intermediary Access Services hereunder.

1.3	State Street agrees that any Shareholder information received by State Street in connection with the Intermediary Access Services is and shall remain the property of the applicable Trust and if not previously provided to such Trust, will be returned to such Trust by State Street following any termination of the Intermediary Access Services by such Trust, subject to record-keeping requirements to which State Street may be subject by law. State Street shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendor by any person or entity other than State Street.

1.4	Neither State Street nor the Vendor shall be obligated to file any forms or information with any regulator, or enter into any agreement with the Financial Intermediaries or other persons, in connection with the Intermediary Access Services.

1.5	For purposes of the Intermediary Access Services, except as otherwise expressly stated in this Schedule, State Street makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, Intermediary Access Services, reports or analysis provided hereunder or by any third party. The provisions of Section 1.5 shall survive the termination of the Agreement.

2.	Acknowledgments

2.1	Each on behalf of the Funds of such Trust acknowledges and agrees that:

a)	State Street is agreeing to provide the Intermediary Access Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by the Trust or the Financial Intermediary;

b)	State Street’s provision of Intermediary Access Services hereunder is dependent upon the receipt by State Street of information, products and Intermediary Access Services from third parties, including without limitation, the Vendor;

c)	The Transfer Agent shall have no responsibility for the confidentiality and use of any Financial Intermediary’s user ID, login, password and other security data, methods and devices, including mobile devices. Any Financial Intermediary utilizing the Intermediary Access Services under this Schedule will be solely responsible for all information requests electronically transmitted using its password and other security data; and

d) The Trust on behalf of a Fund shall have sole responsibility for obtaining Shareholder authorization for Financial Intermediary access to the information provided pursuant to the Intermediary Access Services described herein.

2.2	The provisions of this Section 2 shall survive the termination of the Agreement;

3.	Cooperation; Reliance on Information

3.1	Each Trust on behalf of each Fund of such Trust receiving Intermediary Access Services acknowledges and understands that State Street’s ability to provide the Intermediary Access Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between such Trust and State Street. Each Trust shall act in good faith to cooperate with State Street, to enable or assist State Street in performing any of the Intermediary Access Services. State Street shall act in good faith to cooperate with such Trust in performing the Intermediary Access Services.

3.2	In the course of discharging its duties hereunder and subject to Section 3.3, State Street may act in reasonable reliance on the data and information provided to it by or on behalf of a Trust or by any persons authorized by such Trust including, without limitation, any Shareholder.

3.3	Except as expressly stated otherwise in this Schedule 1.3(viii), State Street shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by a Trust, any persons authorized by such Trust including, without limitation, any Financial Intermediary and shall be without liability for any losses or damages suffered or incurred by any person as a result of State Street having relied upon and used such information in good faith.

3.4	The provisions of this Section 3 shall survive the termination of the Agreement.

4.	Intermediary Access Services - Intellectual Property

4.1

Each Trust on behalf of each Fund of such Trust receiving Intermediary Access Services acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by State Street, the

Financial Intermediaries, the Vendor and any other third party service provider to comply with or provide Intermediary Access Services under this Schedule are and shall remain the property of such party. No Trust shall itself, or knowingly permit any third party or device to, (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with State Street, the Vendor, any Financial Intermediary or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use. The parties acknowledge that the terms and conditions that each Financial Intermediary will be required to accept in order to access or use the Intermediary Access Services will contain a similar undertaking by such Financial Intermediary in respect of such Financial Intermediary.

4.2	State Street represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendor owns or has a valid license to the Intermediary Access Services; (ii) the Intermediary Access Services do not infringe on any third party intellectual property rights; and (iii) that its Vendor has the right to license and has licensed the Intermediary Access Services to State Street for use by the Trust hereunder.